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                                                                    EXHIBIT 99.1


[ENCORE LOGO]

FOR:              ENCORE MEDICAL CORPORATION             FOR IMMEDIATE RELEASE
CONTACT:          NICK CINDRICH/CRAIG SMITH
                  (512) 832-9500


      ENCORE(R) MEDICAL CORPORATION ANNOUNCES THE ACQUISITION OF BIODYNAMIC
                               TECHNOLOGIES, INC.

              ORTHOPEDIC TRAUMA PRODUCT LINE SIGNIFICANTLY EXPANDED
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Austin, Texas, April 6, 1999 - Encore Medical Corporation (NASDAQ: ENMC)
announced today that on March 30, 1999 it completed the acquisition of Biodynamic Technologies, Inc. ("BTI"), a Florida based company that has developed and was marketing a broad array of orthopedic trauma products. The acquisition, which was styled as a purchase, involved Encore buying the outstanding stock of BTI in exchange for cash and promissory notes payable to the former shareholders of BTI.

Nick Cindrich, Chairman and Chief Executive Officer of Encore, remarked, "Encore is extremely excited about this acquisition. A 1999 goal was the continued expansion of the products that our sales force can offer to the orthopedic surgeon. Biodynamic Technologies, Inc. has a high-quality line of specialty trauma products that significantly enhances Encore's competitive position. In particular, Encore now offers a complete line of specialty products for use in the treatment of upper extremity orthopedic trauma. We believe that this will allow our sales representatives greater access to more customers, resulting in greater future sales."

Encore Medical Corporation (www.encoremed.com) designs, manufactures, and markets orthopedic total joint, trauma, and spinal implants, as well as osteobiologic products around the world. Over the past five years, sales have increased at a compounded annual sales growth rate of over 48 percent.

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, and other risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.